Exhibit 23.4

CONSENT OF THE RADIATION SAFETY DIVISION OF THE SOREQ NUCLEAR
RESEARCH CENTER

The Radiation Safety Division of the Soreq Nuclear Research Center hereby consents to include in Check-Cap Ltd.’s Registration Statement on Form F-l (Registration No. 333-201250) filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) the following statement:

“The Radiation Safety Division of the Soreq Nuclear Research Center found, as set forth in its report of November 2010, that was prepared at our request and based on the information provided by us and the relevant methods and principles known at such time, or the Report, that the radiation dose to the patient in the proposed screening procedure utilizing the imaging device developed by us at that time in routine operation and normal conditions is low relative to the radiation dose involved in conventional imaging procedures using X-rays (such as fluoroscopy and CT) and is also low when compared to the radiation dose involved in established screening procedures such as mammography, all as more fully described in the Report.”

The Radiation Safety Division of the Soreq Nuclear Research Center also hereby consents to the filing of its signed Statement of Opinion dated November 8, 2010 with respect to the Report and this letter as exhibits to the Registration Statement.

THE RADIATION SAFETY DIVISION OF THE SOREQ NUCLEAR RESEARCH CENTER

By:
Name: Dr. Jean Koch
Title: Head, Radiation Safety Division, Soreq NRC

February 17, 2015